UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 31, 2012

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey	07005
(Address of principal executive offices)	(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2012, Unigene Laboratories Inc. (the “Company”) entered into a separation agreement and general release with Mr. William Steinhauer, the Company’s former Vice President of Finance.   In consideration for his release of any and all claims against the Company and benefits accrued during the term of his employment, the Company has agreed to provide Mr. Steinhauer with the following benefits: (i) a severance payment of $49,721.54 payable over a period of three months post separation; (ii) a lump-sum payment of $33,147.60 representing accrued vacation pay; (iii) to the extent Mr. Steinhauer is eligible for and has elected COBRA continuation coverage in accordance with the Company’s COBRA continuation health coverage policies, the full monthly premiums due for a period of three months; (iv) accelerated vesting of 65,000 of Mr. Steinhauer’s existing stock options on May 31, 2012, which will remain exercisable until March 31, 2013 and (v) 50,000 stock options, issued May 31, 2012, that will vest on December 31, 2012 and will be exercisable through March 31, 2013.  Mr. Steinhauer is required to be reasonably available to the Company from June 1, 2012 through December 31, 2012.

The foregoing description of the separation agreement and general release does not purport to be complete and is qualified in its entirety by reference to the separation agreement and general release, a copy of which is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
10.1	Confidential Separation Agreement and General Release, dated May 31, 2012, between Unigene Laboratories, Inc. and William Steinhauer

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

/s/ Gregory T. Mayes
Gregory T. Mayes, Chief Business Officer

Date: June 6, 2012

EXHIBIT INDEX

Exhibit No.	Document Description
10.1	Confidential Separation Agreement and General Release, dated May 31, 2012, between Unigene Laboratories, Inc. and William Steinhauer